UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2020

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36445	01-0801232
(Commission File Number)	(IRS Employer Identification No.)

525 Executive Blvd., Elmsford, NY 10523

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NAOV	Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2020, NanoVibronix, Inc. a Delaware corporation (the “Company”), entered into an Amended and Restated Distribution Agreement for “Private Labeled” Products (the “Agreement”), with Ultra Pain Products Inc. ( “Purchaser”), which amends and restates that certain Distribution Agreement, dated June 19, 2020, previously executed by the parties, pursuant to which the Company granted Purchaser certain exclusive rights to sell and distribute the Company’s proprietary PainShield devices and related products (the “Products”) in the United States.

Pursuant to the Agreement, the Company agreed to further grant to Purchaser the exclusive right to sell such PainShield devices that are substantially the same as the Products and have been manufactured and “privately labeled” for Purchaser in accordance with Purchaser’s approved specifications, for resale by Purchaser under its labels, brands, or trademarks (the “Private Labeled Products”) in the United States, subject to certain limitations as set forth in the Agreement. In addition, the Company agreed to grant Purchaser the exclusive right to sell Products and the Private Labeled Products to certain protected customers and end users for 12 months following the date of Purchaser’s or a durable medical equipment distributor’s first sale to such customers. The Company also agreed to not produce or manufacture, or authorize, request, or permit any third-party to produce or manufacture the Private Labeled Products. In consideration for such exclusive rights granted under the Agreement, Purchaser paid an up-front licensing fee and agreed to satisfy certain minimum quarterly and yearly order requirements and payments as set forth in the Agreement, effectively increasing what was an initial revenue target of $1.1 million over two years to $7.8 million over three years.

Under the terms of the Agreement, the Company retains the exclusive right to modify the Products and the Private Labeled Products as long as such modification is reasonable and does not materially alter the specifications for the Private Labeled Products. The Company will have the exclusive right to modify the prices for any Private Labeled Products as agreed upon by the parties in the Agreement and subject to certain limitations.

The Agreement has an initial term expiring at the end of 2023 and automatically renew for one additional year or for one or more renewal terms if Purchaser has met the minimum purchase requirements, unless either the Company or Purchaser provide a written notice to not renew the Agreement at least 30 days prior to the end of the initial term or any subsequent renewal term then in effect. Either the Company or Purchaser may terminate the Agreement upon providing a written notice no less than 90 days before the date of termination. If Purchaser fails to meet (i) the minimum quarterly order requirement for any two successive calendar quarters or (ii) the minimum yearly order requirement for one calendar year, the Company has the right to unilaterally terminate the Agreement.

Item 8.01 Other Events.

On December 11, 2020, the Company issued a press release announcing the entry into the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 11, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOVIBRONIX, INC.

Date: December 14, 2020	By:	/s/ Stephen Brown
	Name:	Stephen Brown
	Title:	Chief Financial Officer